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FOR IMMEDIATE RELEASE Press Contact: Jim Badenhausen Robinson Lerer & Montgomery for Moody's Corporation Tuesday only: 212-553-0100 After Tuesday: 212-484-7205	Financial Contact: Jeanne Dering Moody's Corporation Tuesday only: 212-553-0106 After Tuesday: 212-553-7211

Moody’s Settles Federal Charge
Arising from Isolated Incident in 1996

Company Voluntarily Disclosed Actions and Cooperated Fully with Investigation

Settlement Resolves Matter with DOJ

Charge Is Unrelated to Moody's Business Activities

New York, NY – April 10, 2001 – Moody’s Investors Service, Inc., the U.S. operating company of Moody’s Corporation [NYSE:MCO], today said it has agreed to a settlement with the Antitrust Division of the U.S. Department of Justice (DOJ) arising from an isolated incident in 1996 involving the destruction of documents. Under the terms of the settlement, Moody’s pleaded to one count of obstruction of justice and agreed to pay a fine of $195,000. Today’s agreement fully resolves this matter with DOJ and brings it to a close. The individual who engaged in document destruction is no longer with the company.

Moody’s said it had voluntarily disclosed this incident to the Justice Department and, as the Justice Department noted today, had cooperated with the government’s investigation of the matter. The charge and the settlement are not related in any way to the company’s credit ratings, analyses, risk management or any other services it markets to customers worldwide.

The plea announced today stems from an isolated incident in 1996 during a civil antitrust inquiry by the Antitrust Division in which some copies of documents were destroyed. Moody’s conducted a thorough investigation of the incident and shared its findings with the government. Moody’s noted that, separately from the incident, the company provided multiple copies of the documents in question in a timely manner to the government in 1996. The Antitrust Division subsequently closed the civil inquiry two years ago without any action against Moody’s.

John Rutherfurd, Jr., President and Chief Executive Officer of Moody’s, said: “Moody’s has a strong, longstanding commitment to the highest standards of ethical conduct. We regret that we fell short of our standards in this instance. As soon as we learned about the incident, we voluntarily disclosed it to the government and cooperated fully with the government’s investigation.” Mr. Rutherfurd also said, “Moody’s business is exceptionally strong today, and with this matter behind us we are focused fully on capitalizing on the tremendous opportunities available globally to provide superior value to our customers, shareholders and employees.”

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The company also announced today that Donald E. Noe, Senior Vice President – Global Ratings & Research, Kenneth J.H. Pinkes, Senior Vice President and Chief Credit Officer, and M. Douglas Watson, Jr., Group Managing Director, Public Finance, had submitted their resignations and the company has accepted them effective May 15. Moody’s reallocation of responsibilities is described in a separate press release issued today by Moody’s.

The company emphasized that none of the three individuals resigning today engaged in destruction of documents or any obstruction of justice referred to in the company’s plea agreement with the Justice Department. However, issues arose regarding the timeliness of the executives’ reporting of information relating to the conduct by another employee underlying the government’s charges.

Mr. Rutherfurd said, “Don, Ken and Doug each have provided long and valuable service to the company. We appreciate that they recognize their resignations are in the best interest of Moody’s, and help the company to put this behind us. We are grateful for their service to the company and wish them well in the future.”

Moody’s has taken action in recent years to strengthen its policies and procedures to ensure full compliance with its standards of ethical conduct. These actions include the strengthening of the company’s Policy on Business Conduct and the creation of a company-wide Open Door Policy that encourages the reporting and review of misconduct of any kind.

The company said it was briefing the relevant regulatory agencies on today’s settlement. Moody’s does not expect any regulatory action that would have a material adverse effect on the company’s business.

Conference Call and Audio Webcast

Moody’s Corporation will hold a conference call with analysts and shareholders today at 6:30 PM EDT to discuss this announcement. Individuals can listen to access the conference call by dialing (877) 490-6981 within the United States and Canada, and (706) 643-9682 for international callers. The passcode for the call is “Moody’s Corporation.” There will also be a live audio webcast available at Moody’s Shareholder Relations site, http://ir.moodys.com.

Moody’s Investors Service

Moody’s Investors Service is the U.S. operating company of Moody’s Corporation [NYSE: MCO], which is the leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets. With offices in New York, Tokyo, London, Paris, Sydney, San Francisco, Frankfurt, Dallas, Madrid, Toronto, Hong Kong, Singapore, Limassol, São Paulo, Milan and Mexico City, Moody’s assigns ratings to more than 4,200 corporate and 68,000 public finance securities issued by corporations and governments in more than 100 nations. Further information is available at www.moodys.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This statement contains information about future expectations, plans and prospects for the Company’s business and operations that constitute forward-looking statements. The forward-looking statements and other information are

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made as of April 10, 2001, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, customer reaction to, and the exercise by various governmental authorities of their discretionary authority in respect of, the Company’s guilty plea and the conduct underlying it; changes in the volume of debt securities issued in domestic and/or global capital markets; changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations, including those relating to nationally recognized statistical rating organizations; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the uncertainty regarding market acceptance and revenue generating opportunities for web-based research products; and other factors as discussed in The New D&B Corporation Form 10 (Amendment No. 2) filed on September 11, 2000 with the Securities and Exchange Commission and in other filings made by the Company from time to time with the Securities and Exchange Commission.

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